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                                                                Exhibit (a)(21)

              GRUPO MEXICO
Av. Baja California #200, Mexico City 06760

                                                                  NEWS RELEASE

                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------

CONTACTS
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GRUPO MEXICO, S.A. de C.V.                  ABERNATHY MacGREGOR FRANK
Daniel Tellechea                            Chuck Burgess
011-525-574-8483                            212-371-5999
Eduardo Gonzalez
011-525-574-8422

GRUPO MEXICO EXECUTES FINANCING AGREEMENTS FOR ASARCO MERGER
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MEXICO CITY (NOVEMBER 12, 1999) - Grupo Mexico, S.A. de C.V. today announced that it has executed definitive financing agreements with The Chase Manhattan Bank to provide funding to Grupo Mexico for its purchase of all the outstanding common stock of ASARCO Incorporated (NYSE:AR) pursuant to its previously announced tender offer at $29.75 in cash per share.

As previously announced, in accordance with the terms of its Merger Agreement with ASARCO Incorporated, Grupo Mexico extended the expiration date of its outstanding tender offer for ASARCO until Friday, November 12, 1999, at 12:00 midnight New York City time.

Chase Securities Inc. served as financial advisor to Grupo Mexico and has arranged the financing for the transaction. Brown & Wood LLP and Santamarina y Steta served as legal advisors to Grupo Mexico.

Grupo Mexico is a diversified mining company that ranks among the world's largest and lowest-cost copper, zinc and silver producers. The company's operations include mining, smelting and refining. Grupo Mexico also owns 74% of and operates in partnership with Union Pacific (26%), the largest and most profitable railroad in Mexico.

Note: Statements in this press release include "forward looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct.

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